Exhibit 99.1

FOR IMMEDIATE RELEASE: August 9, 2011

Contact:	Herbert E. Marth, Jr.
President & Chief Executive Officer
Phone:	804-403-2116
Email:	hmarth@centralvabank.com
Website:	www.centralvabank.com

CENTRAL VIRGINIA BANKSHARES REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

POWHATAN, VA – August 9, 2011 /PR Newswire-FirstCall/ Central Virginia Bankshares, Inc. (NASDAQ: CVBK) and Central Virginia Bank announced that the “Pre-tax, pre-provision” earnings for the quarter ended June 30, 2011, was $794 thousand and $1.6 million for the six months ended June 30, 2011, compared to pre-tax, pre-provision earnings of $757 million for the quarter ended June 30, 2010 and $1.1 million for the six month period. “Pre-tax, pre-provision earnings” represents a non-GAAP measure determined by taking income before income taxes and adding back loan loss provision. The Company believes pre-tax, pre-provision earnings are evidence that the basic earning engine of the bank is functioning as it should and producing profits.

The Company recorded net income of $94 thousand for the second quarter 2011, and after the effect of unpaid preferred stock dividends of $161 thousand, net loss available to common shareholders totaled $67 thousand or $(0.03) per basic and diluted share.  This compares to second quarter 2010 net loss of $1.1 million, and after the effect of unpaid preferred stock dividends of $161 thousand, a net loss available to common shareholders of $1.27 million or $(0.48) per basic and diluted share.

For the six months ended June 30, 2011, the Company recorded net income of $351 thousand, and after the effect of the unpaid preferred stock dividends of $321 thousand, net income available to common shareholders totaled $30 thousand or $0.01 per basic and diluted share.  This compares to the six months ended June 30, 2010 net loss of $1.0 million, and after the effect of unpaid preferred stock dividends of $321 thousand, a net loss available to common shareholders of $1.34 million or $(0.51) per basic and diluted share.

Herb Marth, President and Chief Executive Officer of Central Virginia Bank commented that “During the second quarter, we continued to reposition our balance sheet, reduce our risk within the portfolio and recognize gains when available.  The steps we have taken this year with our investment portfolio have improved our risk based capital and our tangible common equity per share.  While the economic environment remains challenging, we continue to focus on delivering strong customer service, managing expenses and strengthening our balance sheet.”

Balance Sheet
The Company has successfully continued its efforts to strategically restructure its balance sheet, thereby improving its regulatory risk adjusted capital position. During the second half of 2010, the Company began its efforts to shrink the balance sheet, investing in assets with no credit risk and thereby improving its regulatory risk adjusted capital position.  The Company continued with this strategy during the first half of 2011.  Additionally, the Company established a deferred tax asset valuation allowance of $12.1 million during the third quarter 2010.  This valuation allowance was a non-cash charge and did not impact the Company’s regulatory capital; however, it did negatively impact the tangible common equity.  The Company has seen its regulatory capital and tangible common equity continue to improve quarter over quarter since the implementation of its strategic efforts.  Average total assets were $403.4 million for the second quarter 2011, a decline of $55.8 million or 12 percent compared to $459.2 million for the second quarter 2010.

The following table provides information regarding the changes in the Company’s average balances:

Dollars in 000’s	Average Balances for the Three Months Ended
	June 30, 2011	June 30, 2010	Percent Change

Investment securities	$97,865	$124,431	(21)%
Loans	246,060	286,281	(14)%
Federal funds sold	26,130	10,279	154%
Average earning assets	370,055	420,991	(12)%
Average assets	403,419	459,152	(12)%
Interest bearing deposits (1)	130,370	121,478	7%
Certificate of deposits	173,661	214,940	(19)%
Non-interest bearing deposits	36,279	39,321	(8)%
Borrowings	46,804	53,633	(13)%
Shareholders’ equity	12,934	28,543	(55)%
(1)	Interest bearing deposits consist of interest checking, money market and savings account.

Dollars in 000’s	Average Balances for the Six Months Ended
	June 30, 2011	June 30, 2010	Percent Change

Investment securities	$94,011	$127,241	(26)%
Loans	251,530	289,182	(13)%
Federal funds sold	26,514	12,844	106%
Average earning assets	372,055	429,267	(13)%
Average assets	403,598	464,886	(13)%
Interest bearing deposits (1)	126,633	120,645	5%
Certificate of deposits	177,570	220,432	(19)%
Non-interest bearing deposits	36,349	37,621	(3)%
Borrowings	47,382	56,938	(17)%
Shareholders’ equity	12,050	27,918	(57)%
(1)	Interest bearing deposits consist of interest checking, money market and savings account.

Net Interest Income
Net interest income for the second quarter 2011 was $2.7 million compared to $3.2 million for the second quarter 2010. The decline in net interest income was due to the decline of average earning assets and decline of the average yield on the investment portfolio, partially offset by the continuing low interest rate environment which favorably affects the cost of deposits. Net interest margin for the second quarter 2011 was 2.90 percent, compared to 3.00 percent for the second quarter 2010. Interest income for the second quarter 2011 was $4.3 million compared to $5.4 million for the second quarter 2010, a decline of 20 percent.  Interest expense for the second quarter 2011 was $1.6 million compared to $2.3 million for the second quarter 2010, a decline of 27 percent.  The decline in interest income was due primarily to the average earning assets decline of $50.9 million, which was primarily driven by sales of investment securities, decline of the loan portfolio, and the increase in investment securities that have no credit risk and carry lower returns.  The decline in interest expense was due to the lower interest rates on deposits, and the reduction of certificate of deposits by $41.3 million.

The following table provides the yield earned on average earning assets, rates on average interest bearing liabilities, and net interest margin for the three months and six months ended June 30, 2011 and 2010:

Dollars in 000’s	For the Three Months Ended
	June 30, 2011		June 30, 2010
	Interest	Yield(1)	Interest	Yield(1)
Interest Income:
Loans	$3,468	5.64%	$4,063	5.68%
Investment securities	845	3.45%	1,343	4.32%
Fed funds sold	11	0.17%	6	0.23%
Total	4,324	4.67%	5,412	5.14%
Interest Expense:
Interest bearing deposits	235	0.72%	264	0.87%
Certificate of deposits	983	2.26%	1,518	2.82%
Borrowings	427	3.65%	475	3.54%
Total	1,645	1.88%	2,257	2.31%

Net interest spread	$2,679	2.79%	$3,155	2.83%

Net interest margin(2)	2.90%		3.00%
(1)	Yield percentages are annualized.
(2)	Net interest margin is calculated as interest income less interest expense divided by average earning assets.

Dollars in 000’s	For the Six Months Ended
	June 30, 2011		June 30, 2010
	Interest	Yield(1)	Interest	Yield(1)
Interest Income:
Loans	7,174	5.70%	$8,242	5.70%
Investment securities	1,717	3.65%	2,794	4.39%
Fed funds sold	23	0.17%	14	0.22%
Total	8,914	4.79%	11,050	5.15%
Interest Expense:
Interest bearing deposits	452	0.71%	601	1.00%
Certificate of deposits	2,060	2.32%	3,254	2.95%
Borrowings	883	3.73%	937	3.29%
Total	3,395	1.93%	4,792	2.41%

Net interest spread	$5,519	2.86%	$6,258	2.74%

Net interest margin(2)	2.97%		2.92%
(1)	Yield percentages are annualized.
(2)	Net interest margin is calculated as interest income less interest expense divided by average earning assets.

Non-interest income
Total non-interest income for the second quarter 2011 was $1.34 million, an increase of $70 thousand or 6% compared to $1.27 million for the second quarter 2010. The increase is due principally to the following:

•	Gain on sales of securities was $560 thousand for the second quarter 2011, an increase of $107 thousand compared to the second quarter 2010.
•	Investment and insurance commissions was $113 thousand for the second quarter 2011, an increase of $81 thousand compared to the second quarter 2010.

This improvement was offset by declines of $90 thousand and $29 thousand related to deposit fees and charges and gross mortgage loan sale commissions, respectively.

Non-interest expense
Total non-interest expense for the second quarter 2011 was $3.2 million, a decrease of $443 thousand or 12 percent compared to $3.7 million for the second quarter 2010. The decrease is due primarily to the following:

•	Salaries and benefits were $1.4 million for the second quarter 2011, a decrease of $150 thousand compared to the second quarter 2010.
•	Consulting fees were $132 thousand for the second quarter 2011, a decrease of $125 thousand compared to the second quarter 2010.
•	There was no OREO provision required for the second quarter 2011, a decrease of $146 thousand compared to the second quarter 2010.

The Company continues to manage all expense categories to identify opportunities where savings may be recognized. Reducing expenses will improve current and benefit future periods and is consistent with the goal of improving the Company’s efficiency ratio.

Asset Quality
Total non-performing assets at the end of the second quarter were $42.1 million, an increase of $1.2 million compared to $40.9 million at March 31, 2011 and an increase of $9.6 million compared to $32.5 million at June 30, 2010. The change from March 31, 2011 to June 30, 2011 resulted from a $2.2 million increase in other real estate owned, loans 90 days past due and still accruing, and other non-performing assets, offset by a $1.0 million decrease in non-accrual loans.  The Company continues to focus on managing the loan portfolio and non-performing assets.  The reserve for loan losses was $9.9 million or 4.10 percent of loans at June 30, 2011, compared to $10.2 million or 4.09 percent of loans at March 31, 2011 and $10.3 million or 3.67 percent of loans at June 30, 2010.

At the end of the second quarter 2011, the Bank’s tier 1 risk-based capital ratio and leverage ratio remain above levels to be “well capitalized” and the total risk based capital ratio remains above the level to be “adequately capitalized”.

About Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 37 year old $400 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County. Central Virginia Bankshares, Inc. trades under the symbol CVBK (NASDAQ).

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions.  Forward-looking statements in this news release include, among others, statements about our future capital raise.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; financial services reform; recognition of other than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices, and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010, including the discussions under “Risk Factors” in that report, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

Source:  Central Virginia Bankshares, Inc.
Website: www.centralvabank.com

Contact:	Herbert E. Marth, Jr.
President & Chief Executive Officer
Central Virginia Bankshares, Inc. 804-403-2116

SELECTED FINANCIAL DATA FOR CENTRAL VIRGINIA BANKSHARES, INC.
Dollars in 000’s, except per share data	Three Months Ended (unaudited)		Six Months Ended (unaudited)
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net income (loss)	$94	$(1,108)	351	$(1,021)
Net income (loss) available to common shareholders	(67)	(1,269)	30	(1,342)
Interest income & fees on loans	3,468	4,063	7,174	8,242
Interest income on investments	845	1,343	1,717	2,794
Interest income on fed funds sold	11	6	23	14
Interest expense on deposits	1,218	1,782	2,512	3,855
Interest expense on borrowings	427	475	883	937
Net interest income	2,679	3,155	5,519	6,258
Loan loss provision	700	2,905	1,200	3,220
Non-interest income	1,343	1,273	2,337	2,164
Non-interest expense	3,228	3,671	6,305	7,278
Period End Balances
Investment securities	$111,283	$103,842
Fed funds sold	8,696	13,374
Loans (net of unearned discount)	241,296	281,094
Allowance for loan and lease losses	9,887	10,308
Assets	402,597	448,731
Non-interest bearing deposits	35,679	39,440
Total deposits	338,205	368,735
Borrowings	47,008	48,047
Shareholders’ equity	14,085	27,808
Average shares outstanding – basic	2,626	2,621	2,625	2,620
Average shares outstanding – diluted	2,626	2,621	2,659	2,620
Asset Quality
Non-accrual loans	$26,974	$26,164
Loans past due 90 days and still accruing	1,138	355
Loans restructured(1)	6,100	-
Other real estate owned	5,162	3,850
Other non-performing assets	2,707	2,165
Total non-performing assets	42,081	32,534
Charge-offs	1,062	3,241	1,868	3,888
Recoveries	17	151	31	162
Per Share Data & Ratios
Net income (loss) available to common shareholders-basic	$(0.03)	$(0.48)	$0.01	$(0.51)
Net income (loss) available to common shareholders-diluted	$(0.03)	$(0.48)	$0.01	$(0.51)
Book value per common share	$5.36	$10.60
Tangible common equity per common share	$0.96	$6.22
Return on average assets	0.09%	(0.97)%	0.17%	(0.44)%
Return on average equity	2.90%	(15.53)%	5.83%	(7.31)%
Efficiency ratio (2)	80.3%	82.9%	80.3%	86.4%
Average loans to average deposits	72.3%	76.2%	73.9%	76.4%
Allowance for loan and lease losses/Loans EOP	4.10%	3.67%
(1)Loans restructured, accruing and in compliance with modified terms.
(2)The efficiency ratio is a non-GAAP measure calculated by dividing noninterest expense by net interest income plus noninterest income.
Reconciliation of Pre-tax pre-provision income to Net income (loss)
Net income (loss)	$94	$(1,108)	$351	$(1,021)
Add: Tax Expense (benefit)	-	(1,040)	-	(1,055)
Add: Provision for loan losses	700	2,905	1,200	3,220
Pre-tax pre-provision income	$794	$757	$1,551	$1,144
Reconciliation of Efficiency Ratio
Non-interest expense	$3,228	$3,671	$6,305	$7,278
Net interest income plus non-interest income	4,022	4,428	7,856	8,422
Efficiency Ratio	80.3%	82.9%	80.3%	86.4%